Exhibit 99.1

Nov. 5, 2024 / Business Wire/ --

Rigel Resource Acquisition Corp (the “Company” or “Rigel”) (NYSE: RRAC) announced that it received a notification letter from the New York Stock Exchange (“NYSE”) on November 4, 2024, stating that it would suspend the listing of the Company’s (i) Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), (ii) warrants, each exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share (the “Warrants”) and (iii) units, each consisting of one Class A Ordinary Share and one-half of one Warrant (the “Units” and, collectively with the Class A Ordinary Shares and the Warrants, the “Securities”) from the NYSE before market open on November 5, 2024 and commence delisting proceedings with respect to such Securities.

The NYSE determined to take these actions because Sections 102.06e and 802.01B of the NYSE’s Listed Company Manual do not permit a special purpose acquisition company, such as the Company, to remain listed for more than three years after the company’s initial public offering without completing an initial business combination.

Following the suspension of trading on the NYSE, the Securities are expected to trade on the OTC Pink Market.

As previously announced, on March 11, 2024, Rigel entered into a definitive business combination agreement with Blyvoor Gold Resources Proprietary Limited and Blyvoor Gold Operations Proprietary Limited and Rigel expects that the ordinary shares and warrants of the resulting post-closing entity (“Aurous Resources”) will be listed on NASDAQ at the closing of the resulting business combination. The Company does not currently expect the delisting of the Securities from the NYSE to preclude Aurous Resources’ from receiving approval from NASDAQ at the closing, subject to Aurous Resources’ ability to meet NASDAQ’s initial listing requirements at the time.

As previously announced, Aurous Resources has filed a registration statement on Form F-4 and subsequent amendments thereto with the U.S. Securities and Exchange Commission relating to the business combination.

As previously announced, on August 9, 2024, Rigel shareholders approved an amendment to Rigel’s Amended and Restated Articles of Association to extend the date by which Rigel must either (i) consummate an initial business combination or (ii) cease its operations and redeem all of the outstanding Class A Ordinary Shares, to May 9, 2025.

About Rigel Resource Acquisition Corp

Rigel Resource Acquisition Corp is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s expectations for the Securities to trade on the OTC Pink Market, the closing of the initial business combination and the listing of Aurous Resources’ securities on NASDAQ at the closing of the initial business combination. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Company Contact:

Rigel Resource Acquisition Corp

info@rigelresource.com